Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                         Contact:    Paul Knopick

                                                                                                                                                888-795-6336

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ITRONICS 2009 NINE MONTH REVENUES INCREASE 10 PERCENT TO $2.6 MILLION; SILVER SALES UP 101 PERCENT

- Strong Growth Being Driven by Environmentally Green Clean Technology -

RENO, Nevada, November 5, 2009 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its total revenues for the first nine months of 2009 increased by 10 percent to $2.6 million from $2.4 million in 2008. Revenue growth in the first nine months continued

to be driven by increases in silver, up 101 percent, and GOLD’n GRO fertilizers, up 3 percent.

Unaudited revenues for the third quarter, and first nine months ended September 30, 2009 together with comparative figures for 2008 are presented below:

ITRONICS INC.

	For the Quarter		For the 9 Months
	Ended September 30		Ended September 30
	2009	2008	2009	2008
REVENUE
Fertilizer	$ 283,983	$ 360,288	$ 1,975,242	$ 1,920,731
Silver	$ 56,228	$ 70,925	$ 540,031	$ 268,943
Photo Services	$ 27,699	$ 40,911	$ 98,751	$ 112,229
Mining Technical Services	$ 6,292	$ 21,784	$ 33,983	$ 108,999
Total Revenues	$ 374,202	$ 493,908	$ 2,648,007	$ 2,410,902

"Our nine month GOLD’n GRO liquid fertilizer revenue growth is strong in a market where fertilizer sales for most fertilizer companies have sharply declined," said Dr. John Whitney, Itronics President. "The Company recently announced that orders on hand in October were 33 percent greater than 2008 total fourth quarter sales. This is a solid indication of continuing growth for GOLD’n GRO fertilizer sales."

Silver revenues for the first 9 months increased 101 percent on a 136 percent increase in ounces sold. Full year 2009 sales are now expected to be up about 60 percent over 2008, with fourth quarter 2009 sales approximately equaling fourth quarter 2008 sales. A combination of sale of on site silver inventories and improved recovery technology is producing this growth.

Photo Services revenues were down 12 percent in the first 9 months because receipt of spent photoliquids was cut back in the second quarter. Photo liquid volumes are still exceeding the quantities needed for GOLD’n GRO liquid fertilizer manufacturing.

Whitney & Whitney Mining Technical Services sales declined in the third quarter and first nine

***More***

11-5-09 Itronics Inc Press Release, "Nine Month Increase 10 Percent; Silver Up 101 Percent…"

months. This division is working with outside investors and has formed a new gold and mineral company called Auric Gold & Minerals, Inc. (Auric), majority owned by Whitney & Whitney,

which is currently assisting Auric with the acquisition of a polymetallic gold project in Nevada. Auric is contracting with Whitney & Whitney for management and technical services.

Whitney & Whitney continues to advance its web based InsideMetals.com Gold Producer Stocks information portal: www.insidemetals.com. The recent strengthening of gold, silver, and base metal prices is generating increased interest in mining companies and mineral projects.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" Company that produces GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)